Exhibit 99.1

Tidewater Issues Positive Earnings Guidance For Quarter Ended December 31, 2005 and Announces

Quarterly Conference Call

HOUSTON, TEXAS, January 10, 2006 – Tidewater Inc. (NYSE: TDW) announced today that it expects fiscal third quarter financial results to exceed current earnings expectations. For the three months ended December 31, 2005, the Company is currently estimating diluted earnings per share between $1.02 - $1.06. The Thomson First Call consensus estimate is currently $0.87 per share.

The increase in estimated earnings is resulting from improved average vessel utilization and dayrates in the Company’s Gulf of Mexico operations and several of its international operations. The Company estimates that, due to these better average utilizations and dayrates, revenue from its domestic vessel operations will be up by approximately $10 million and revenue from its international vessel operations will be up approximately $17 to $20 million as compared to revenues in the quarter ended September 30, 2005. Worldwide vessel operating costs are expected to be in line with prior guidance of $103 to $105 million, which is slightly lower than September 30, 2005 quarterly totals. G&A expense is expected to be higher than the prior quarter, primarily due to additional employee related costs, including a recently adopted Board of Director-approved employee assistance program for personal uninsured losses related to hurricanes Katrina and Rita.

Tidewater’s Chairman, President and CEO, Dean Taylor, commented, “We hope that our shareholders will be pleased to see that our ability to manage operating costs concurrent with steadily increasing demand for our vessels is producing such positive financial results. Demand for our vessels does not appear to be abating. We will continue to focus on keeping our operating costs under control while maintaining the high level of safe service that our customers expect us to provide.”

The Company also announced today that its fiscal 2006 third quarter (ended December 31, 2005) earnings release and conference call have been scheduled for Tuesday, January 24, 2006. The press release will be issued before the market opens and the conference call will begin at 9:00 a.m. CST.

Investors and interested parties may listen to the teleconference via telephone by calling 1-888-388-7493 if calling from the US or Canada (1-706-679-8348 if calling from outside the US) and ask for the “Tidewater” call just prior to the scheduled start. A replay of the conference call will be available beginning at 12:00 p.m. CST on January 24, 2006, and will continue until 11:59 p.m. CST on January 25, 2006. To hear the replay, call 1-800-642-1687 (1-706-645-9291 if calling from outside the US). The conference call ID number is 3996302.

A simultaneous Webcast of the conference call will be accessible online at the Tidewater Inc. Website, www.tdw.com, and at the CCBN Website, www.streetevents.com. The online replay will be available until February 24, 2006.

Tidewater Inc. owns and operates nearly 550 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Forward Looking Statement

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth herein provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties. Among those risks and uncertainties, many of which are beyond the control of the Company, include, without limitation, fluctuations in oil and gas prices; level of fleet additions by competitors and industry overcapacity; changes in capital spending by customers in the energy industry for exploration, development and production; changing customer demands for different vessel specifications; acts of terrorism; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, especially in higher risk countries of operations; foreign currency fluctuations; and environmental and labor laws.

Readers should consider all of these risk factors as well as other information contained in this press release.

Contact: Keith Lousteau or Joe Bennett
713-954-4875

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